Exhibit 99.1

NEWS RELEASE

Pacific Biosciences Appoints Lucy Shapiro, Ph.D. to Board of Directors

MENLO PARK, Calif., — September 12, 2012 — Pacific Biosciences of California, Inc. (NASDAQ:PACB) provider of the PacBio® RS High Resolution Genetic Analyzer, today announced that renowned scientist Lucy Shapiro, Ph.D. of Stanford University has joined the Company’s Board of Directors.

Dr. Shapiro currently serves as the Virginia and D.K. Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine, where she has been as a faculty member since 1989. Dr. Shapiro is a co-founder and director of Anacor Pharmaceuticals, Inc. In 1989, Dr. Shapiro founded Stanford University’s Department of Developmental Biology, and served as its Chairman from 1989 to 1997. Prior to that, Dr. Shapiro served as Chair of the Department of Microbiology and Immunology in the College of Physicians and Surgeons of Columbia University. She received a B.A. from Brooklyn College and a Ph.D. in Molecular Biology from the Albert Einstein College of Medicine.

Dr. Shapiro has received numerous awards and has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the Institute of Medicine of the National Academy of Sciences for her work in the fields of molecular biology and microbiology. Dr. Shapiro previously served as a non-executive director of GlaxoSmithKline plc from 2001 to 2006.

“With dramatic changes in population numbers, the global ecology, and human and animal migration, there is increased scientific attention and urgency to the better understanding of pathogenic bacteria and viruses,” said Dr. Shapiro. “Discovering the fundamental mechanisms that control these microscopic forms of life is vital for dealing with emerging infectious diseases in today’s global village. PacBio’s technology provides a window into the world of these bacteria and viruses that was previously inaccessible to the field of microbiology, and I’m excited to join the company’s board to help support the company’s success in these and other important applications.”

Michael Hunkapiller, Chairman and CEO of Pacific Biosciences commented: “Lucy is renowned for her contributions to the fields of developmental biology, molecular biology and genetics, and it is an honor to have a scientist of her caliber join our Board of Directors. She has been a strong supporter of our technology, and we look forward to deepening our relationship and leveraging her expertise in the fields of infectious diseases and cancer research, which are key applications for the PacBio RS.”

More information about Pacific Biosciences is available at www.pacb.com. You can also follow the company on Twitter: https://twitter.com/pacbio.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS High Resolution Genetic Analyzer to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, the company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to genetic information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Contacts:

Media:	Investors:
Maurissa Messier	Trevin Rard
For Pacific Biosciences	Pacific Biosciences
760.539.7417	650.521.8450
maurissa@bioscribe.com	ir@pacificbiosciences.com